Exhibit 99.1

Avnet Expands Share Repurchase Program by $200 Million; Declares Regular Quarterly Dividend

PHOENIX – November 10, 2017  – Avnet (NYSE: AVT), a leading global technology distributor, announced today that its Board of Directors approved an expansion of the company’s current share repurchase authorization by $200 million. Avnet now has approximately $500 million available for share repurchases when combined with prior authorizations, and the latest authorization has no expiration date.

In addition, the Board of Directors declared a regular quarterly cash dividend of $0.18 per share. The dividend will be paid on December 19, 2017, to shareholders of record as of the close of business on December 6, 2017.

“We remain committed to our capital allocation priorities, and the increase to our share repurchase program combined with our quarterly dividend will allow us to continue our consistent return of cash to shareholders,” said William Amelio, Avnet’s Chief Executive Officer. “Together these programs have returned over $1.7 billion to shareholders over the past six years.”

Avnet plans to repurchase stock from time to time at the discretion of management in open market or privately negotiated transactions or otherwise, subject to applicable laws, regulations and approvals, strategic considerations, market conditions and other factors. The company may terminate or limit the stock repurchase program at any time without prior notice.

About Avnet

From idea to design and from prototype to production, Avnet supports customers at each stage of a product’s lifecycle. A comprehensive portfolio of design and supply chain services makes Avnet the go-to guide for innovators who set the pace for technological change. For nearly a century, Avnet has helped its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com.

Visit the Avnet Investor Relations website at www.ir.avnet.com or contact us at investorrelations@avnet.com. (AVT_IR)

Investor Relations Contact	Media Relations Contact
Vincent Keenan	Maureen O’Leary
Investor Relations	Corporate Communications
480-643-7053	480-643-7499
investorrelations@avnet.com	corporate.communications@avnet.com